Exhibit 10.1
CHANGE OF CONTROL AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (the "Agreement") is entered into as of January 23, 2006, by and between Technology Research Corporation, a Florida corporation (the "Company"), and Barry H. Black ("Executive").

BACKGROUND INFORMATION

On January 3, 2006, the Company issued a press release announcing that Executive was appointed as Vice President of Finance and Chief Executive Officer of the Company and further noted that the Company and Executive would formalize a change of control agreement by January 31, 2006. Because the Company and Executive have agreed that should a change in control or ownership in the Company occur, or a change in the Chief Executive Officer of the Company occur and the Executive’s employment is terminated for other than Cause or his voluntary resignation, Executive shall be entitled to a severance payment equal to one year of salary, but all employee benefits will terminate on the Executive’s termination date. Because the Company recognizes that the uncertainty which might arise in the context of a change in control of the Company or change in the position of the Chief Executive Officer of the Company could result in the distraction or departure of Executive to the detriment of the Company and its shareholders, the Company and the Executive desire to set forth in this Agreement the terms and conditions that will trigger a severance payment upon a change in the position of Chief Executive Officer or actual change of control of the Company.

In consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

OPERATIVE PROVISIONS
1.  DEFINITIONS

1.1  "Term" shall mean the period commencing with the effective date of this Agreement and continuing until the Executive’s employment with the Company is terminated.

1.2  "Cause" shall mean a termination of Executive's employment which is a result of Executive’s:

(a)	felony conviction;

(b)	willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries; or

(c)
willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from a resignation by Executive for Good Reason) after a written demand for performance is delivered to Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive's duties, and which performance is not substantially corrected by Executive within a period of time to be specified by the Company's Board of Directors (the “Board"). For purposes of the previous sentence, no act or failure to act on Executive's part shall be deemed "willful" unless done, or omitted , by Executive in bad faith or without a good faith, reasonable belief that Executive's action or omission was in the best interest of the Company.

1.3  "Change of Control" means any of the following:

(i) the acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 35% of the voting power of the Company’s securities;

(ii) the Company's shareholders approve (A) a merger of the Company with or into any other corporation of which the Company is not the surviving corporation or in which the Company survives as a subsidiary of another corporation, (B) a consolidation of the Company with any other corporation, or (C) the sale or disposition of all or substantially all of the Company's assets or the adoption of a plan of complete liquidation;

(iii) the individuals who, as of the date of this Agreement, (x) constitute the Board (the "Current Directors"), (y) are individuals nominated to the Board by the Current Directors, or are individuals nominated by the Company for election at an annual meeting of the Company's stockholders, cease for any reason to constitute at least a majority of the Board; or

(iv) a change in the Company’s Chief Executive Officer occurs, thereby resulting in the resignation, retirement or appointment of a successor to the Company’s current Chief Executive Officer.

1.4  "Change of Control Date" shall mean the earliest of:

(i) the date on which the Change of Control occurs;

(ii) the date on which the Company executes an agreement, the consummation of which would result in the occurrence of a Change in Control; and

(iii) the date the Board approves a transaction or series of transactions, the consummation of which would result in a Change in Control.

1.5  "Code" means the Internal Revenue Code of 1986, as may be amended.

1.6  "Disability" means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company.

1.7  “Good Reason” shall mean a resignation of Executive’s employment during the eighteen month period commencing on the Change of Control Date as a result of any of the following:

(a)
a meaningful and detrimental alteration in Executive’s position, or the nature or status of Executive’s responsibilities or in Executive’s reporting responsibilities from those in effect immediately prior to the Change in Control;

(b)
a reduction by the Company in Executive’s annual base salary as in effect immediately prior to the Change in Control Date or as the same may be increased from time to time thereafter or a reduction in Executive’s target annual bonus below the target in effect for Executive on the Change in Control Date; or

(c)
the relocation of the office of the Company where Executive is employed immediately prior to the Change in Control Date to a location which, in Executive’s good faith assessment, would cause a hardship in commuting from Executive’s principal residence.

1.8  "Involuntary Termination" shall mean:

(a)	the termination of Executive's employment by the Company during the Term other than for Cause, death or Disability; or

(b)	Executive’s resignation of employment with the Company during the Term for Good Reason.

2.  CHANGE OF CONTROL PAYMENT

2.1  If, during the Term of this Agreement, a Change of Control occurs and Executive’s employment is Involuntarily Terminated, then the Executive shall be entitled to a severance payment of twelve (12) months of the Executive's base salary, payable in a lump sum payment within thirty days of Executive’s Involuntary Termination.

2.2  All Company provided benefits shall terminate at midnight on Executive’s last day of employment with the Company; provided, that Executive shall be eligible to purchase continued health insurance COBRA benefits, as provided under the Consolidated Omnibus Budget Reconciliation Act of 1986, at his expense.

3.  NO ASSIGNMENT

This Agreement may not be assigned by either party without the written consent of the other but shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, and distributees, devisees and legatees.

4.  GENERAL PROVISIONS

4.1  Notices.

All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be made by: (a) certified mail, return receipt requested; (b) Federal Express, Express Mail, or similar overnight delivery or courier service; or (c) delivery (in person or by facsimile, E-Mail or similar telecommunication transmission) to the party to whom it is to be given, to the address appearing elsewhere in this Agreement or to such other address as any party hereto may have designated by written notice forwarded to the other party in accordance with the provisions of this Section 4.1. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 4.1 shall be deemed given at the time of receipt thereof.

4.2  Binding Agreements; Assignability.

Each of the provisions and agreements herein contained shall be binding upon and enure to the benefit of the respective parties hereto, as well as their personal representatives, heirs, devisees, successors and assigns.

4.3  Entire Agreement.

This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto.

4.4  Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

4.5  Headings.

The headings of this Agreement are inserted for convenience and identification only, and are in no way intended to describe, interpret, define or limit the scope, extent or intent hereof.

4.6  Application of Florida Law.

This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Florida. Venue for all purposes shall be deemed to lie within Pinellas County, Florida.

4.7  Counterparts.

This Agreement and any of its Exhibits may be executed in any number of counterparts, by means of multiple signature pages each containing less than all required signatures, and by means of facsimile signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

4.8  Jurisdiction.

The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this agreement is one for performance in Florida. The parties to this agreement agree that they waive any objection, constitutional, statutory or otherwise, to a Florida court’s taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

TECHNOLOGY RESEARCH CORPORATION

By:  /s/ Robert S. Wiggins
Name: Robert S. Wiggins
Title: Chief Executive Officer

EXECUTIVE

                                By:  /s/ Barry H.. Black
        Barry H. Black